                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [VERIZON LOGO]





FOR IMMEDIATE RELEASE                        CONTACTS:
APRIL 24, 2001                               PETER THONIS
                                             212-395-2355
                                             peter.thonis@verizon.com

                                             DAVID FRAIL
                                             212-395-7726
                                             david.frail@verizon.com


                             VERIZON COMMUNICATIONS
                       POSTS STRONG FIRST QUARTER EARNINGS

              ADJUSTED EPS OF 72 CENTS AT HIGH END OF TARGET RANGE; SUSTAINED DEMAND FOR DATA, LONG-DISTANCE, WIRELESS SERVICES

                            FIRST QUARTER HIGHLIGHTS

          o 180,000 new DSL (digital subscriber line) customers for total of 720,000

          o    500,000 new long-distance customers, 5.2 million nationwide

          o    $2 billion-plus Massachusetts long-distance market opened

          o    $1 billion reduction in 2001 capital program

          o 27 million U.S. wireless customers, with largest digital customer base in U.S.

          o    28 percent data revenue growth over first quarter 2000

          o 59 percent growth in data circuits as measured in access line equivalents (ALEs); total ALEs in service grow 20 percent to 112 million

          o 41 percent growth in proportionate international wireless customers to 8.3 million

          o Global Solutions begins operating high-speed international network

         NEW YORK - Verizon Communications Inc. (NYSE:VZ) today announced adjusted diluted earnings per share (EPS) for first quarter 2001 of 72 cents on net income of $2.0 billion, a

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

Verizon 1Q 2001 Earnings Release, p. 2

4.3 percent increase from 69 cents, or $1.9 billion, in first quarter 2000. The results were at the top of the company's target range for the quarter of 70-72 cents. Reported results are described below.

         Consolidated revenues for the quarter grew 16.9 percent, to $16.3 billion from $13.9 billion in first quarter 2000, with more than 40 percent, or approximately $6.6 billion, generated from high-growth data, wireless, long-distance, DSL and international services. Verizon's U.S. Telecom business grew revenues to $10.9 billion, up 2.9 percent, while operating in the nation's most competitive markets.

         First quarter 2000 revenues do not include the properties of Vodafone Group Plc that became part of Verizon Wireless in April 2000. In a pro forma comparison including those properties, revenues increased 7.0 percent from $15.2 billion.

         "Verizon delivered excellent results in a period of industry-wide transition and economic uncertainty," said Verizon Chairman and Co-CEO Charles
R. Lee.

         "We saw healthy unit volumes, especially for our new services, and revenues grew at the levels we expected. With improvements in DSL provisioning, the expansion of our long-distance offering to new states and the start-up of our global network, we made significant progress in developing the assets, building the customer bases and moving toward the revenue mix on which we will drive long-term growth.

         "We're off to a good start for the full year, and we continue to target full-year EPS in the $3.13-$3.17 range," Lee said.

         Verizon President and Co-CEO Ivan Seidenberg said, "Like all companies, we are closely monitoring the economy, but what we see at this time indicates we can hit our target for full-year revenue growth. We continue to experience strong demand for DSL, data circuits and wireless services, and we will start selling long distance in Massachusetts this Thursday.

          "On the expense side, we continue to integrate operations, systems and processes and realize the synergies of the Bell Atlantic-GTE merger. As the year-over-year decrease in our Telecom Group's cash expenses demonstrates, we've made a strong start this quarter toward our full-year target of $800 million in merger-related expense savings.

         "Regarding capital, current market conditions for communications equipment are favorable, and we have decided to scale back our capital program by $1 billion to approximately


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

Verizon 1Q 2001 Earnings Release, p. 3


$17.5 billion. We can hold expenditures at last year's levels and still make the investments necessary to maintain quality and build the businesses of the future."

         Consolidated adjusted expenses also exclude the Vodafone properties in first quarter 2000 and show a 17.5 percent increase over first quarter 2000. However, with the Vodafone properties in both periods, expenses increased 4.7 percent. Merger-related expense savings and cost-control measures enabled the company to hold increases in cash expenses on a comparable basis to 2.6 percent at the same time the company continued to invest in high-growth capabilities and services. Verizon's largest business unit, U.S. Telecom, decreased its cash expenses over first quarter 2000 by one percent, and its total adjusted expenses increased only 1.6 percent. Excluding costs associated with the DSL and long-distance businesses, Telecom's quarterly expenses would have decreased 0.4 percent, with cash expenses declining 3.6 percent.

                            HIGHLIGHTS OF OPERATIONS

DSL:

o Verizon added DSL lines in the first quarter at the same rate as in fourth quarter 2000, ending the quarter with 180,000 new lines for a total of approximately 720,000 lines in service, nearly five times the number at the end of first quarter 2000.

o Verizon brought the number of its DSL-equipped central offices to 1,950, increasing the number of lines qualified for the service at the end of the quarter to nearly 30 million, or 47 percent of the company's access lines. Approximately 42 percent of the households served by Verizon have access to DSL.

o Verizon Online, the company's Internet service provider, ended the quarter with approximately 950,000 subscribers, a 33 percent increase over first quarter 2000.

DATA:

o Revenues from data services, including high-capacity, high-speed local transport services, continued their strong growth, increasing 27.6 percent to $1.7 billion from $1.3 billion in first quarter 2000.

o Verizon ended the quarter with data circuits in service equivalent to 49.1 million voice-grade access lines, up 58.7 percent from first quarter 2000. These data circuits combined with 62.9 million voice-grade access lines to give Verizon 112 million total access line equivalents in service at the end of the quarter, 19.8 percent more than at the end of first quarter 2000.


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

Verizon 1Q 2001 Earnings Release, p. 4


LONG-DISTANCE/BUNDLED SERVICES:

o Verizon Long Distance added approximately 500,000 new customers and ended the quarter as the nation's fourth largest long-distance provider with 5.2 million customers nationwide. These results exclude customers of Verizon Select Services, which is in the process of discontinuing its local and long-distance offerings.

o In February, the company introduced its simple, surprise-free long-distance plans in 36 states and attracted more than 200,000 customers. The company's success in New York also continued, and it ended the quarter with 1.7 million customers in the state using its long-distance services over 1.9 million lines.

o More than 120,000 of the New York customers added in the quarter came back to Verizon from other carriers for their intraLATA toll calling, increasing the total number of "win-back" customers in New York to nearly 447,000, 37 percent more than at the end of fourth quarter 2000.

o The number of customers combining vertical services such as Caller ID and Home Voice Mail, often with basic telephone service, grew 66 percent over first quarter 2000. Revenues from service packages grew 86 percent and totaled nearly $260 million.

o On April 16, Verizon received Federal Communications Commission approval to offer long-distance service in Massachusetts, where Verizon serves 4.7 million access lines and the long-distance market is a $2 billion-plus annual opportunity. Verizon Long Distance will launch service this week. The company filed for FCC approval yesterday for Connecticut and plans to file for Pennsylvania this summer and up to five more states by the end of the year.

VERIZON WIRELESS:

     Verizon Wireless comparisons assume that the joint venture existed on Jan. 1, 2000.

o Verizon Wireless ended the first quarter with strong growth and financial performance, despite a one-time adjustment to its customer base. Gross customer additions increased 8 percent over first quarter 2000, and penetration of covered POPs increased to 13.3 percent.

o Following its April 5th announcement of subscriber results, Verizon Wireless moved aggressively to complete the assessment of its customer base as it consolidates billing platforms and standardizes policies as part of the merger integration process. The recently completed assessment resulted in the removal of approximately 900,000 additional non-revenue-generating accounts. Total customers are now 27.1 million at the end of the quarter compared to the 28 million announced April 5.

o As previously announced, net customer additions were 518,000 in the quarter, of which virtually all were digital contract customers. Net adds in the quarter were impacted by billing


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

Verizon 1Q 2001 Earnings Release, p. 5


     system reconciliations and would have been approximately 800,000 after adjusting for these and other issues.

o As part of its focus on the quality of its customer base, Verizon Wireless accelerated its digital migration and ended the quarter with approximately
     16.3 million digital customers -- more than any other U.S. wireless carrier. These customers generated 85 percent of the company's busy-hour usage. Since first quarter 2000, the number of digital customers has grown approximately 65 percent.

o The company's financial performance also was strong, with continued accretion in service revenue per subscriber, cash flow and margins, and industry-leading profitability. Service revenues for the quarter increased 19 percent to $3.7 billion, with service revenue per subscriber almost 3 percent higher. This was the third consecutive quarter of year-over-year increase in service revenue per subscriber. Total revenues were $4.0 billion, up 17.3 percent. Quarterly operating income rose 40.4 percent to $490 million, with operating cash flow increasing 20.3 percent to $1.4 billion. Operating cash flow margin was 37.8 percent for the quarter, up from 37.4 percent.

o Churn for contract customers decreased from fourth quarter 2000 to 2.3 percent, below the industry average. Churn including prepaid customers increased to 2.8 percent from 2.7 percent in fourth quarter 2000.

o The number of Verizon Wireless data customers grew 33 percent from fourth quarter 2000 to more than one million. During the quarter, the company expanded its data offerings to include the nation's first wireless service for the next-generation smart phone -- a Web-ready, Palm-powered handset incorporating a personal digital assistant (PDA).

INTERNATIONAL:

o Revenues from consolidated international operations grew 15.3 percent over first quarter 2000 to $527 million. Worldwide demand for wireless services continued to be strong, with consolidated wireless revenue increasing 14.8 percent over last year.

o Equity income from international investments increased 26.2 percent to $217 million, with international operating cash flow growing 10.9 percent to $143 million.

o The number of proportionate international wireless customers served by Verizon investments increased by 2.4 million to more than 8.3 million, up
     41.1 percent over first quarter 2000. Proportionate operating cash flow grew 8.3 percent to $564 million.

o Verizon Global Solutions Inc. (GSI) began operating the first portions of its planned global network during the quarter. GSI deployed a gateway in New York, a key location for the aggregation of international traffic. GSI will turn on its second switch, located in Los Angeles to serve Latin American and Asian traffic, in the second quarter, and will also begin


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

Verizon 1Q 2001 Earnings Release, p. 6


     serving Europe from New York after FLAG Telecom's FLAG Atlantic-1 cable enters commercial service.

INFORMATION SERVICES:

 o Revenues from Verizon's directory publishing and electronic commerce operations were $789 million in the first quarter, an increase of 1.3 percent from first quarter 2000. When adjusted to exclude affiliate transactions, revenue growth was 4.1 percent. Revenues from SuperPages.com, Verizon's Internet directory service, doubled over first quarter 2000, as Information Services carried out its strategy to bundle print and online services.

 o Operating income of $352 million grew 8.0 percent from first quarter 2000 through merger synergies and aggressive cost containment as well as revenue growth.

                                REPORTED RESULTS

         Reported first quarter 2001 earnings of 58 cents per share, or $1.6 billion, increased 5.5 percent from 55 cents, or $1.5 billion, in first quarter 2000. Reported results reflect the net after-tax effect of gains, charges and other adjustments.

         Reported net income for first quarter 2001 reflects after-tax charges totaling $384 million, or 14 cents per share. These include charges for transition costs related to the Bell Atlantic-GTE merger of $88 million, or 3 cents per share, and charges resulting from a new accounting principle (FAS 133) that went into effect Jan. 1, 2001, requiring that certain financial instruments be marked to market each quarter and non-cash gains or losses be recorded. Reported results for first quarter 2001 include a mark-to-market adjustment for the quarter of $114 million, or 4 cents per share, and a separate adjustment for the cumulative effect of the new principle as of January 1, 2001 of $182 million, or 7 cents per share. Both adjustments relate primarily to the company's convertible debt investment in Metromedia Fiber Network Inc.

         Reported net income for first quarter 2000 of $1.5 billion, or 55 cents per share, reflects net after-tax effect of charges, partially offset by adjustments for net gains on asset sales and pension settlement gains, totaling $397 million, or 14 cents per share. Charges include net losses of Genuity (which was separated from Verizon by FCC order in 2000 through an initial public offering), the cumulative effect of accounting adjustments for revenue recognition, and mark-to-market adjustments for notes that are exchangeable into shares of NTL Inc. and Cable &


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

Verizon 1Q 2001 Earnings Release, p. 7


Wireless Plc. This adjustment is a non-cash gain or loss, subject to limitations, depending on the share prices of NTL and Cable & Wireless.

         EDITOR'S NOTE: Verizon will hold a conference call on first quarter results this afternoon at 4:30 p.m. EDT. The call will be Webcast at www.verizon.com/investor. Materials related to the call will also be available there.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 112 million access line equivalents and 27 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with approximately $65 billion in annual revenues and more than 260,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and intraLATA toll service markets; the timing and profitability of our entry into the in-region long-distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our entry into the broadband access market; the ability of Verizon Wireless to combine operations and obtain revenue enhancements and cost savings; our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and changes in our accounting assumptions that may be required by regulatory agencies, including the SEC, or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

VERIZON COMMUNICATIONS
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS

                                                (dollars in millions, except per share amounts)

                                                   3 Mos. Ended   3 Mos. Ended
Unaudited                                              03/31/01       03/31/00     % Change
---------                                          ------------   ------------     --------
OPERATING REVENUES                                     $ 16,266       $ 14,532         11.9

Operations and support expense                            9,299          8,210         13.3
Depreciation and amortization expense                     3,360          2,591         29.7
Gains on sales of assets, net                                --            (97)      (100.0)
                                                       --------       --------

OPERATING INCOME                                          3,607          3,828         (5.8)
Equity in income from unconsolidated businesses             216            230         (6.1)
Other income and (expense), net                              70             78        (10.3)
Interest expense                                           (921)          (774)        19.0
Minority interest                                           (98)           (26)          *
Mark-to-market adjustment - financial instruments          (116)          (825)       (85.9)
Provision for income taxes                               (1,004)          (947)         6.0
                                                       --------       --------
INCOME FROM CONTINUING OPERATIONS                         1,754          1,564         12.1
Extraordinary item, net of tax                               --             (9)      (100.0)
Cumulative effect of accounting change                     (182)           (40)          *
                                                       --------       --------
NET INCOME                                                1,572          1,515          3.8
     Redemption of subsidiary preferred stock                --             (8)      (100.0)
                                                       --------       --------
NET INCOME AVAILABLE TO
     COMMON SHAREOWNERS                                $  1,572       $  1,507          4.3
                                                       ========       ========

DILUTED EARNINGS PER SHARE(1)                          $   0.58       $   0.55          5.5
Weighted average number of common
     shares-assuming dilution (in millions)               2,725          2,756



FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.

*  Not meaningful

VERIZON COMMUNICATIONS
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS

                                               (dollars in millions, except per share amounts)

                                                 3 Mos. Ended   3 Mos. Ended
Unaudited                                            03/31/01       03/31/00     % Change
---------                                        ------------   ------------     --------
OPERATING REVENUES(1),(2)
     Domestic Telecom                                $ 10,920       $ 10,616         2.9
     Domestic Wireless                                  4,046          2,164        87.0
     International                                        527            457        15.3
     Information Services                                 789            779         1.3
     Other                                                (16)           (98)      (83.7)
                                                     --------       --------
TOTAL OPERATING REVENUES                               16,266         13,918        16.9
                                                     --------       --------

OPERATING EXPENSES(1),(2)
     Operations and support expense                     9,135          8,106        12.7
     Depreciation and amortization expense              3,360          2,529        32.9
                                                     --------       --------
TOTAL OPERATING EXPENSES                               12,495         10,635        17.5
                                                     --------       --------

OPERATING INCOME(2)                                     3,771          3,283        14.9
Operating income impact of operations sold(1)              --            209      (100.0)
Equity in income from unconsolidated businesses           216            231        (6.5)
Other income and (expense), net                            70             86       (18.6)
Interest expense                                         (921)          (780)       18.1
Minority interest                                        (122)           (26)          *
Provision for income taxes                             (1,058)        (1,099)       (3.7)
                                                     --------       --------
ADJUSTED NET INCOME                                  $  1,956       $  1,904         2.7
                                                     ========       ========

DILUTED ADJUSTED EARNINGS PER SHARE                  $   0.72       $   0.69         4.3
Weighted average number of common
     shares-assuming dilution (in millions)             2,725          2,756


FOOTNOTES:

(1) Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable results excluding significant operations sold, primarily previously announced Domestic Telecom access lines, as follows:

           Revenues                          $     -          $     360
           Expenses                          $     -          $     151

(2) The Verizon Wireless joint venture was formed in April 2000 with the acquisition of Vodafone's domestic wireless investments. If the joint venture was formed on January 1, 2000, certain comparative financial information would be as follows:

OPERATING REVENUES
     Domestic Telecom                                $ 10,920       $ 10,616         2.9
     Domestic Wireless                                  4,046          3,450        17.3
     International                                        527            457        15.3
     Information Services                                 789            779         1.3
     Other                                                (16)           (98)      (83.7)
                                                     --------       --------
TOTAL OPERATING REVENUES                               16,266         15,204         7.0

OPERATING EXPENSES
     Operations and support expense                     9,135          8,901         2.6
     Depreciation and amortization expense              3,360          3,029        10.9
                                                     --------       --------
TOTAL OPERATING EXPENSES                               12,495         11,930         4.7
                                                     --------       --------

OPERATING INCOME                                     $  3,771       $  3,274        15.2


*  Not meaningful

VERIZON COMMUNICATIONS
EARNINGS RECONCILIATIONS

                                                  (dollars in millions, except per share amounts)

                                                  3 Mos. Ended 3/31/01       3 Mos. Ended 3/31/00
Unaudited                                        Net Income  Diluted EPS   Net Income   Diluted EPS
---------                                        ----------  -----------   ----------   -----------
REPORTED EARNINGS                                 $ 1,572      $   .58      $ 1,507       $   .55
Adjustments:
    Mark-to-market adjustment - financial
       instruments
         CWC exchangeable notes                        --           --          536           .19
         Other financial instruments                  114          .04           --            --
    Gains on sales of assets, net                      --           --          (55)         (.02)
    Transition costs                                   88          .03           --            --
    Settlements (conforming)                           --           --         (304)         (.11)
    Cumulative effect of accounting change            182          .07           40           .01
    Special items                                      --           --           35           .01
    Genuity loss                                       --           --          128           .05
    Extraordinary item                                 --           --            9            --
    Redemption of subsidiary preferred stock           --           --            8            --
                                                  -------      -------      -------       -------

ADJUSTED EARNINGS(1)                              $ 1,956      $   .72      $ 1,904       $   .69
                                                  =======      =======      =======       =======


FOOTNOTE:
(1) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


VERIZON COMMUNICATIONS
SELECTED FINANCIAL AND OPERATING STATISTICS

                                      (dollars in millions, except per share amounts)

                                              3 Mos. Ended   3 Mos. Ended
Unaudited                                         03/31/01       03/31/00
---------                                     ------------   ------------
Debt ratio-end of period                              64.1%          65.1%

Book value per common share                       $  12.83       $   9.94

Cash dividends declared per common share(1)       $  0.385       $  0.385

Common shares outstanding (in millions)
    End of period                                    2,704          2,718

Capital expenditures
    Domestic Telecom                              $  3,339       $  2,464
    Domestic Wireless(2)                               988            473
    International                                      111             41
    Information Services                                 9             10
    Other(3)                                            31            161
                                                  --------       --------
    Total                                         $  4,478       $  3,149
                                                  --------       --------

Total employees                                    261,153        259,102
                                                  ========       ========

FOOTNOTES:

(1) Represents dividends declared by Bell Atlantic.

(2) Bell Atlantic Mobile and GTE Wireless only prior to April 2000.

(3) Includes amounts from Genuity (formerly GTE Internetworking) prior to July 2000.

VERIZON COMMUNICATIONS
CONSOLIDATED BALANCE SHEETS

                                                                                (dollars in millions)

Unaudited                                                  3/31/01         12/31/00         $ Change
---------                                                  -------         --------         --------
ASSETS
    Current assets
       Cash and cash equivalents                           $     689       $     757       $     (68)
       Short-term investments                                  1,010           1,613            (603)
       Accounts receivable, net                               13,988          14,010             (22)
       Inventories                                             2,049           1,910             139
       Net assets held for sale                                  567             518              49
       Prepaid expenses and other                              3,674           3,313             361
                                                           ---------       ---------       ---------
    Total current assets                                      21,977          22,121            (144)
                                                           ---------       ---------       ---------
    Plant, property and equipment                            162,892         158,957           3,935
       Less accumulated depreciation                          91,523          89,453           2,070
                                                           ---------       ---------       ---------
                                                              71,369          69,504           1,865
                                                           ---------       ---------       ---------
    Investments in unconsolidated businesses                  12,369          13,115            (746)
    Intangible assets                                         44,083          41,990           2,093
    Other assets                                              18,000          18,005              (5)
                                                           ---------       ---------       ---------
TOTAL ASSETS                                               $ 167,798       $ 164,735       $   3,063
                                                           =========       =========       =========


LIABILITIES AND SHAREOWNERS' INVESTMENT
    Current liabilities
       Debt maturing within one year                       $  17,429       $  14,838       $   2,591
       Accounts payable and accrued liabilities               12,610          13,965          (1,355)
       Other                                                   5,376           5,433             (57)
                                                           ---------       ---------       ---------
    Total current liabilities                                 35,415          34,236           1,179
                                                           ---------       ---------       ---------
    Long-term debt                                            44,394          42,491           1,903
    Employee benefit obligations                              12,470          12,543             (73)
    Deferred income taxes                                     15,559          15,260             299
    Other liabilities                                          3,561           3,797            (236)

    Minority interest, including a portion subject to
       redemption requirements                                21,701          21,830            (129)

    Shareowners' investment
       Common stock                                              275             275              --
       Contributed capital                                    24,545          24,555             (10)
       Reinvested earnings                                    15,200          14,667             533
       Accumulated other comprehensive loss                   (2,737)         (2,176)           (561)
                                                           ---------       ---------       ---------
                                                              37,283          37,321             (38)

       Less common stock in treasury, at cost                  1,753           1,861            (108)
       Less deferred compensation -
          employee stock ownership plans and other               832             882             (50)
                                                           ---------       ---------       ---------
    Total shareowners' investment                             34,698          34,578             120
                                                           ---------       ---------       ---------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT              $ 167,798       $ 164,735       $   3,063
                                                           =========       =========       =========

VERIZON COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    (dollars in millions)

                                                                 3 Mos. Ended  3 Mos. Ended
Unaudited                                                            03/31/01      03/31/00      $ Change
---------                                                        ------------  ------------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before extraordinary item and cumulative effect                $ 1,754       $ 1,564       $   190
    of accounting change
Adjustments to reconcile income before extraordinary item
    and cumulative effect of accounting change to net cash
    provided by operating activities:
       Depreciation and amortization                                    3,360         2,591           769
       Gains on sales of assets, net                                       --           (97)           97
       Mark-to-market adjustment - financial instruments                  116           825          (709)
       Employee retirement benefits                                      (476)       (1,033)          557
       Deferred income taxes                                              416           211           205
       Provision for uncollectible accounts                               364           262           102
       Equity in income from unconsolidated businesses                   (216)         (230)           14
       Changes in current assets and liabilities, net of
          effects from acquisition/disposition of businesses           (2,170)          182        (2,352)
       Other, net                                                         (46)          199          (245)
                                                                      -------       -------       -------
Net cash provided by operating activities                               3,102         4,474        (1,372)
                                                                      -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                   (4,478)       (3,149)       (1,329)
Acquisitions, net of cash acquired, and investments                    (2,099)       (2,022)          (77)
Proceeds from disposition of businesses and assets                         --            47           (47)
Net change in short-term investments                                      577           208           369
Other, net                                                               (454)         (151)         (303)
                                                                      -------       -------       -------
Net cash used in investing activities                                  (6,454)       (5,067)       (1,387)
                                                                      -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                      2,941         1,362         1,579
Repayments of long-term borrowings and capital lease obligations         (798)       (1,064)          266
Increase in short-term obligations,
    excluding current maturities                                        2,205         1,098         1,107
Dividends paid                                                         (1,040)       (1,053)           13
Proceeds from sale of common stock                                         77           159           (82)
Purchase of common stock for treasury                                      (6)       (1,083)        1,077
Other, net                                                                (95)         (155)           60
                                                                      -------       -------       -------
Net cash provided by (used in) financing activities                     3,284          (736)        4,020
                                                                      -------       -------       -------
DECREASE IN CASH AND CASH EQUIVALENTS                                     (68)       (1,329)        1,261
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            757         2,033        (1,276)
                                                                      -------       -------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $   689       $   704       $   (15)
                                                                      =======       =======       =======

VERIZON COMMUNICATIONS
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS

                                                                        (dollars in millions)

                                                       3 Mos. Ended  3 Mos. Ended
Unaudited                                                03/31/01      03/31/00      % Change
---------                                              ------------  ------------    --------
OPERATING REVENUES
     Local services                                         $ 5,620       $ 5,430         3.5
     Network access services                                  3,292         3,230         1.9
     Long distance services                                     762           804        (5.2)
     Other services                                           1,246         1,152         8.2
                                                            -------       -------
TOTAL OPERATING REVENUES                                     10,920        10,616         2.9
                                                            -------       -------

OPERATING EXPENSES
     Operations and support                                   5,957         6,015        (1.0)
     Depreciation and amortization                            2,283         2,097         8.9
                                                            -------       -------
TOTAL OPERATING EXPENSES                                      8,240         8,112         1.6
                                                            -------       -------

OPERATING INCOME                                            $ 2,680       $ 2,504         7.0
OPERATING INCOME MARGIN                                        24.5%         23.6%

OPERATING CASH FLOW                                         $ 4,963       $ 4,601         7.9
OPERATING CASH FLOW MARGIN                                     45.4%         43.3%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


VERIZON COMMUNICATIONS
Domestic Telecom - Selected Operating Statistics

                                                       3 Mos. Ended  3 Mos. Ended
Unaudited                                                  03/31/01      03/31/00     % Change
---------                                              ------------  ------------     -------
Switched access lines in service (000)
     Residence                                               40,026        39,956         0.2
     Business                                                22,230        21,854         1.7
     Public                                                     647           691        (6.4)
                                                           --------      --------
Total                                                        62,903        62,501         0.6
     DS0 equivalents                                         49,061        30,921        58.7
                                                           --------      --------
Total voice grade equivalents (000)                         111,964        93,422        19.8
                                                           --------      --------

BRI ISDN lines (000)                                          1,403         1,255        11.8
PRI ISDN                                                      2,072         1,503        37.9
Resale & UNE-P lines (000)                                    3,627         2,311        56.9
Minutes of use from Carriers and CLECs (in millions)         72,565        71,764         1.1
Long distance subscribers (excl. Verizon CLEC) (000s)         5,194         3,585        44.9

High capacity and digital data revenues
  ($ in millions)
Data transport                                             $  1,522      $  1,168        30.3
Data solutions                                                  179           165         8.5
                                                           --------      --------
Total revenues                                             $  1,701      $  1,333        27.6


FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

VERIZON COMMUNICATIONS
VERIZON WIRELESS - SELECTED OPERATING RESULTS


                                                       (dollars in millions)

                                    3 Mos. Ended  3 Mos. Ended
Unaudited                               03/31/01      03/31/00     % Change
---------                           ------------  ------------     --------
REVENUES
    Service revenues                     $ 3,731       $ 1,964        90.0
    Equipment and other                      315           200        57.5
                                         -------       -------
TOTAL REVENUES                             4,046         2,164        87.0
                                         -------       -------

OPERATING EXPENSES
    Operations and support                 2,637         1,484        77.7
    Depreciation and amortization            919           322       185.4
                                         -------       -------
TOTAL OPERATING EXPENSES                   3,556         1,806        96.9
                                         -------       -------

OPERATING INCOME                         $   490       $   358        36.9

OPERATING CASH FLOW                      $ 1,409       $   680       107.2
OPERATING CASH FLOW MARGIN                  37.8%         34.6%


SELECTED OPERATING STATISTICS
Subscribers (000)                         27,122        24,634        10.1
Penetration                                 13.3%         12.1%
Subscriber net adds in period (000)          518           874       (40.7)
Total churn rate, including prepaid          2.8%          2.4%

FOOTNOTES:
The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

The Domestic Wireless financial information presented above for first quarter 2001 reflects the operations acquired from Vodafone (AirTouch) in connection with the formation of the Verizon Wireless joint venture effective April 2000. The first quarter 2000 financial information presented above represents the combination of Bell Atlantic Mobile and GTE Wireless only. The quarterly operating statistics shown above for both periods represent the Verizon Wireless joint venture. Amortization of intangible assets resulting from the formation of the Verizon Wireless joint venture was $370 million for the first three months of 2001. Comparable 2000 amortization, not included in the table above, was $363 million.

Prior period operating statistics do not reflect the potential impact from the
1.2 million subscriber base adjustment made in the first quarter 2001 that is allocable to prior periods.

The information below represents comparative results for the Verizon Wireless joint venture, on a combined basis, had the joint venture been formed on January 1, 2000:


UNAUDITED                                  1Q01         1Q00       % CHANGE
Revenues
    Service revenues                      $3,731        $3,135        19.0
    Equipment and other                      315           315          --
                                          ------        ------
Total Revenues                             4,046         3,450        17.3
                                          ------        ------
Operating Expenses
    Operations and support                 2,637         2,279        15.7
    Depreciation and amortization            919           822        11.8
                                          ------        ------
Total Operating Expenses                   3,556         3,101        14.7

Operating Income                          $  490        $  349        40.4

Operating Cash Flow                       $1,409        $1,171        20.3
Operating Cash Flow Margin                  37.8%         37.4%

VERIZON COMMUNICATIONS
INTERNATIONAL - SELECTED FINANCIAL RESULTS

                                                                (dollars in millions)

                                               3 Mos. Ended 3 Mos. Ended
Unaudited                                          03/31/01     03/31/00     % Change
---------                                      ------------ ------------     --------
REVENUES
    Wireline and other                               $  209       $  180       16.1
    Wireless                                            318          277       14.8
                                                     ------       ------
TOTAL REVENUES                                          527          457       15.3
                                                     ------       ------

OPERATING EXPENSES
    Operations and support                              384          328       17.1
    Depreciation and amortization                       105           81       29.6
                                                     ------       ------
TOTAL OPERATING EXPENSES                                489          409       19.6
                                                     ------       ------

OPERATING INCOME                                     $   38       $   48      (20.8)

OPERATING CASH FLOW                                  $  143       $  129       10.9
OPERATING CASH FLOW MARGIN                             27.1%        28.2%

EQUITY IN INCOME FROM UNCONSOLIDATED BUSINESSES      $  217       $  172       26.2


PROPORTIONATE INFORMATION
Revenues                                             $1,396       $1,328        5.1
Operating income                                     $  310       $  305        1.6
Operating cash flow                                  $  564       $  521        8.3

Access lines (000)                                    3,219        3,327       (3.2)
Wireless subscribers (000)                            8,333        5,907       41.1

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


VERIZON COMMUNICATIONS
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS

                                                                (dollars in millions)

                                                 3 Mos. Ended 3 Mos. Ended
Unaudited                                            03/31/01     03/31/00   % Change
---------                                        ------------ ------------   --------
OPERATING REVENUES                                 $      789    $     779      1.3

OPERATING EXPENSES
    Operations and support                                416          434     (4.1)
    Depreciation and amortization                          21           19     10.5
                                                   ----------    ---------
TOTAL OPERATING EXPENSES                                  437          453     (3.5)
                                                   ----------    ---------

OPERATING INCOME                                   $      352    $     326      8.0

OPERATING CASH FLOW                                $      373    $     345      8.1
OPERATING CASH FLOW MARGIN                               47.3%        44.3%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.